EXHIBIT 99.19
-------------



AT THE TRUST
Robert G. Higgins                      Investor Relations
Vice President, General Counsel        L.G. Schafran - Chairman and
630-218-7255                           Interim CEO/President
bhiggins@banyanreit.com                630-218-7250
                                       ir@banyanreit.com




FOR IMMEDIATE RELEASE
TUESDAY, DECEMBER 4, 2001




    BANYAN STRATEGIC REALTY TRUST OBTAINS $1 MILLION EARNEST MONEY
          FORFEITURE FOR FAILED UNIVERSITY SQUARE TRANSACTION


OAK BROOK, ILLINOIS - DECEMBER 4, 2001 - BANYAN STRATEGIC REALTY TRUST (Nasdaq: BSRTS) announced today that it has received the $1 million earnest money deposit previously held in escrow to secure the performance by Denholtz Management Corp. of its obligations to purchase Banyan's University Square Business Center property in Huntsville, Alabama.

The closing of the University Square property, originally scheduled for May 2001, was deferred by agreement of the parties to December 19, 2001, because of a prepayment prohibition relating to the mortgage on the property. On December 3, 2001, Denholtz notified Banyan in writing that Denholtz no longer intended to acquire University Square as required under the contract. The parties then mutually directed the earnest money to be paid to Banyan.

Banyan will immediately make a required principal payment of $500,000 on the industrial revenue bonds that finance Banyan's Riverport project in Louisville, Kentucky. This payment is contractually required as a condition of the extension of Banyan's letter of credit last October. The remaining $500,000 will be used for general corporate purposes.

In addition to University Square, Banyan owns interests in two other properties: Northlake Tower Festival Mall in Atlanta, Georgia and 6901 Riverport Drive in Louisville, Kentucky. Neither the Northlake property nor the Riverport property were subject to the same contractual obligation as University Square, but either could have been "put" to Denholtz prior to January 9, 2002. The forfeiture of the University Square earnest money extinguishes Banyan's right to "put" these other properties to Denholtz.

L.G. Schafran, Chairman, Interim President and CEO of Banyan, stated: "We are, of course, disappointed that Denholtz failed to complete the purchase of University Square. We will immediately commence a marketing program in an effort to sell this asset at a favorable price. Our other properties are already being marketed for sale and lease. We will continue to make periodic liquidating distributions to our shareholders as conditions permit."










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BANYAN STRATEGIC REALTY TRUST
ADD 1



Banyan also cautioned that in light of the forfeiture by Denholtz, there can be no assurance that Banyan will be able to achieve sales prices for its properties sufficient to allow it to make the aggregate liquidating distributions in amounts previously anticipated. Banyan expects that the amounts and timing of subsequent liquidating distributions will primarily depend upon the sale prices achieved for the Trust's remaining three properties and the outcome of the pending litigation between Banyan and its suspended president, Leonard G. Levine.

Since adopting its Plan of Termination and Liquidation on January 5, 2001, Banyan has distributed $4.95 in liquidating distributions to its shareholders.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) which, on January 5, 2001, adopted a Plan of Termination and Liquidation. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction and now owns interests in three real estate properties located in Atlanta, Georgia; Huntsville, Alabama; and Louisville, Kentucky. As of this date the Trust has 15,496,806 shares of beneficial interest outstanding.



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining properties, the amount of remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2000 and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in the Trust's Form 10-Q for the quarter ended September 30, 2001 which was filed with the Securities and Exchange Commission on November 14, 2001. Without limitation of the foregoing, words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.



                   For more information please go to
            Banyan's website at http://www.banyanreit.com.























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